Exhibit 99.1
FOR IMMEDIATE RELEASE
March 9 2009
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES IMPROVED FINANCIAL RESULTS
FOR YEAR AND QUARTER ENDED DECEMBER 31, 2008
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced the financial results for the year and quarter ended December 31, 2008.
Earnings per share increased by $0.04 per share (diluted) for the year ended December 31, 2008 as net income from continuing operations increased by $389,000, or three percent, to $13.6 million, or $1.98 per share (diluted), compared to net income from continuing operations of $13.2 million, or $1.94 per share (diluted) for 2007. Excluding the one-time charge against earnings for the unconsummated acquisition, net income increased to $14.3 million, or $2.08 per share (diluted). Increased earnings from the natural gas segment more than offset declines experienced by the propane and advanced information services segments.
For the three months ended December 31, 2008, net income from continuing operations increased by $334,000, or eight percent, to $4.4 million, or $0.64 per share (diluted), compared with net income of $4.1 million, or $0.60 per share (diluted), for the same period last year. Increased earnings from the natural gas segment and the impact of colder weather on the Delmarva Peninsula offset the decreased earnings experienced by the propane and advanced information services segments.
“Our team delivered record net income and earnings per share, despite incurring several non-recurring charges related to an unconsummated acquisition and the significant impact that declining commodity prices had on our propane distribution business,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Consistent with our growth strategy, our natural gas operations provided a stable base of earnings, generating increased operating income of $3.4 million, which offset these costs. Additionally, our propane wholesale marketing operation was able to take advantage of the market conditions that led to the charges in the propane distribution business and generated $901,000 in additional margin to partially offset the impact of declining prices on the propane distribution business.”
Highlights for the fourth quarter of 2008 included:
•
Enhancements in sales contract terms, customer growth and margins from spot sales for the Company’s natural gas marketing subsidiary provided for a period-over-period increase of 104 percent in its gross margin.

•
On November 1, 2008, Eastern Shore completed construction and placed into service approximately nine miles of new pipeline included in the third phase of its multi-year system expansion. These additional facilities provide for 5,650 dekatherms of additional firm service capacity per day and $988,000 of gross margin on an annualized basis.

•	The Company’s natural gas distribution operations posted a three-percent increase in residential customers served, despite the continued slowdown in new residential housing construction.

•
The Company’s propane wholesale and marketing subsidiary recognized a 98-percent increase in gross margin as a result of increased opportunities generated from the volatility in wholesale propane prices.

•
The rapid decline of propane prices resulted in non-recurring charges of $1.2 million for the Delmarva propane distribution operation as it marked-to-market its propane swap agreement and valued its propane inventory at current market prices.

•
The Company continues to find attractive and profitable opportunities to invest capital to support current and future customer growth. The Company’s investment resulted in an increase of $4.9 million in net property, plant and equipment during the quarter.

•
The Company was able to increase its total committed short-term borrowing capacity from $15.0 million to $55.0 million during the fourth quarter of 2008, despite many banks reducing their lending capacity.

•	In addition, on October 31, 2008, the Company executed a $30.0 million long-term debt placement of 5.93 percent Unsecured Senior Notes due October 31, 2023.
The discussions of the results for the periods ended December 31, 2008 and 2007 use the terms “gross margin,” which is a non-GAAP financial measure that management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below.
Comparative results for the years ended December 31, 2008 and 2007
Operating income increased by $365,000 to $28.5 million for 2008 compared to $28.1 million for 2007. A gross margin increase of $3.4 million, or four percent, in 2008, was partially offset by a $3.0 million increase in other operating expenses, which included a one-time $1.2 million charge associated with an unconsummated acquisition in the second quarter of 2008. The increase in gross margin was driven primarily by continued growth, increased interruptible services revenue, increased rates for the natural gas segment, and improved results for the natural gas marketing subsidiary and the propane wholesale and marketing subsidiary. This increase was partially offset by lower gross margin from the propane distribution operation as it incurred non-recurring charges associated with valuing its inventory at market and the valuation of its swap agreement at market prices.
Natural Gas Operations
Natural gas operating income in 2008 increased by $3.4 million, or 15 percent, on higher gross margin of $5.2 million, compared to 2007. Factors contributing to the period-over-period increase in gross margin included:

(in thousands)
Gross margin for the year ended December 31, 2007	$59,652

Items impacting gross margin for year ended December 31, 2008:
Increased transportation services and customer growth	2,757
Natural gas marketing	1,514
Rate increases	387
Increased interruptible services, net of margin sharing	352
Weather	122
Other	72

Gross margin for the year ended December 31, 2008	$64,856

•
The natural gas segment cultivated strong customer growth and secured additional firm transportation contracts for services, which added $2.8 million to gross margin during 2008. This growth was due, in part, to increases in residential and commercial/industrial customers for the Delmarva natural gas distribution operations, which contributed $850,000 and $562,000, respectively. The natural gas transmission operation experienced growth of $1.2 million in gross margin due to additional firm transportation services that began in November 2007 and 2008. An increase in gross margin of $141,000 was generated from new residential and commercial customers served by the Florida natural gas distribution operation.

•
The natural gas marketing subsidiary produced higher gross margin of $1.5 million due to enhanced sales contract terms, margins on spot sales of approximately $600,000 and a 26-percent growth in its customer base. A factor contributing to this growth was the operation’s commencement of gas supply management services in 2008 to customers in Delaware and Maryland.

•
Rate increases for the Company’s Delmarva natural gas distribution operations and its natural gas transmission operation contributed $387,000 in additional gross margin in 2008. In addition, rate case settlements for these operations contained lower depreciation allowances and lower asset removal cost allowances, which resulted in lower depreciation and lower operating expenses of $2.3 million for 2008.

•
Interruptible services margin, net of required margin-sharing, increased by $352,000 for the natural gas transmission and Delmarva natural gas distribution operations, due in part to customers taking advantage of lower natural gas prices compared to prices for alternative fuels.

Other operating expenses for the natural gas segment increased by $1.8 million, or five percent, for 2008 compared to the prior year, due primarily to the allocation of $828,000 of the unconsummated acquisition costs and additional expenses to support both current and future growth of the business. The expenses were partially offset by lower depreciation expense and asset removal costs, as discussed above.
Propane Operations
The propane segment’s operating income for 2008 decreased by $2.9 million, or 65 percent, as gross margin declined by $2.0 million, or nine percent, compared to 2007. Factors contributing to the period-over-period reduction in gross margin included:

(in thousands)
Gross margin for the year ended December 31, 2007	$21,800

Items impacting gross margin for the year ended December 31, 2008:
Decreases in margin per retail gallon	(1,094)
Lower volumes	(1,047)
Unrealized loss on valuing price swap agreement to market for January & February 2009	(939)
Margin per gallon compression on 4th quarter 2008 Pro-Cap plan	(113)
Increases in wholesale marketing	901
Increases in miscellaneous fees	271
Other	32

Gross margin for the year ended December 31, 2008	$19,811

•
Gross margin decreased by $1.1 million in 2008, compared to 2007, because of decreases in the average gross margin per retail gallon. This decrease was partially attributable to the Company’s write-down of its inventory to current market prices in response to prices of propane declining below the Company’s inventory price per gallon, as well as lower refinery based margins.

•
The Company’s Delmarva propane distribution operation experienced lower volumes sold, due, in part, to warmer weather during 2008, which resulted in a decrease of $1.0 million in gross margin for the operation. Temperatures on the Delmarva Peninsula were two percent warmer during 2008, which reduced gross margin by $180,000. Factors contributing to the remaining decrease in gallons sold were customer conservation and the timing of propane deliveries.

•
The propane distribution operation entered into a price swap agreement during the spring months of 2008 to protect the Company from the impact of price increases on the Pro-Cap plan that it offers to customers. With current market prices of propane dropping below the unit price in the swap agreement, the Company experienced an unrealized loss of $939,000 associated with marking-to-market its price swap agreement relating to gallons for the January 2009 and February 2009 Pro-Cap plan.

•
Margins per gallon on the Pro-Cap plan for the last four months of 2008 recovered to prior year’s levels with the exception of $113,000, despite the Company realizing a charge to cost of sales of $494,000 as the December gallons related to this plan were valued at current market prices.

•	The volatility of wholesale propane prices during 2008 increased opportunities for the wholesale marketing subsidiary, which added $901,000 to gross margin.

•	Miscellaneous fees, such as customer charges to participate in various customer programs, contributed an additional $271,000 to gross margin in 2008.
Other operating expenses of the propane segment increased for 2008 by $923,000, or five percent, compared to 2007, due primarily to the allocation of $254,000 of the unconsummated acquisition costs, increased vehicle fuel costs, increased allowance for uncollectible accounts and higher depreciation expense, partially offset by decreases in incentive compensation and propane tank maintenance and recertifications.
Advanced Information Services
Operating income for the advanced information services segment decreased by $141,000, or 17 percent, in 2008 compared to 2007. The period-over-period decrease was attributable to decreased consulting revenues, reflecting a nine-percent reduction in billable hours as a result of current economic conditions in which information technology spending has broadly declined.
Interest Expense
Interest expense for 2008 decreased by approximately $432,000, or seven percent, compared to the prior year. The lower interest expense was primarily due to the following:
•
Interest on long-term debt decreased by $263,000 as the Company reduced its average long-term debt balance and its weighted average interest rate. The Company’s average long-term debt balance during 2008 was $76.2 million, with a weighted average interest rate of 6.40 percent, compared to $76.5 million, with a weighted average interest rate of 6.71 percent, during 2007.

•
Other interest charges decreased by $129,000 as higher amounts of interest capitalized for projects under construction were partially offset with additional interest accrued on amounts to be refunded to customers as a result of regulatory filings.

•
Interest on short-term borrowings decreased by $42,000, as the weighted average interest rate was nearly 2.7 percentage points lower in 2008, offset by a $17.7 million increase in the Company’s average short-term borrowing balance. The Company’s average short-term borrowing during 2008 was $38.3 million, with a weighted average interest rate of 2.79 percent, compared to $20.6 million, with a weighted average interest rate of 5.46 percent, for 2007.

Comparative results for the quarters ended December 31, 2008 and 2007
Operating income increased by $122,000, or one percent, to $8.9 million for the fourth quarter of 2008, compared to $8.8 million for the same period in 2007, while gross margin increased by $960,000, or four percent. The increase in gross margin was driven primarily by improved results for the natural gas and propane wholesale and marketing subsidiaries, continued growth and colder temperatures on the Delmarva Peninsula and was partially offset by lower gross margin from the propane distribution operations as it incurred $1.2 million of non-recurring charges associated with valuing its inventory and its swap agreement to market prices.
Natural Gas Operations
Natural gas operating income for the fourth quarter increased by $944,000, or 14 percent, on higher gross margin of $1.5 million, compared to the same period in 2007. Factors contributing to the period-over-period increase in gross margin included:

(in thousands)
Gross margin for the three months ended December 31, 2007	$16,304

Items impacting gross margin for the three months ended December 31, 2008:
Increased transportation services and customer growth	798
Weather	463
Natural gas marketing	415
Decreased interruptible services, net of margin sharing	(126)
Other	(33)

Gross margin for the three months ended December 31, 2008	$17,821

•
The natural gas segment cultivated strong customer growth and secured additional firm transportation contracts for services, which added $798,000 to gross margin during the fourth quarter of 2008 compared to the fourth quarter of 2007. This growth was partially due to an increase in the number of customers for the natural gas distribution operations, which contributed $520,000 to gross margin. The natural gas transmission operations also experienced growth of $278,000 in gross margin due to additional firm transportation services that began in November 2007 and 2008.

•
Weather contributed to the increase in gross margin in the fourth quarter of 2008, as temperatures on the Delmarva Peninsula were six percent colder compared to the same period in 2007. The Company estimates that these colder temperatures contributed approximately $463,000 to gross margin.

•	The natural gas marketing subsidiary experienced an increase of $415,000 in gross margin due to enhanced sales contract terms, margins from spot sales, and an increase in its customer base.

•
Partially offsetting the aforementioned increases to gross margin, was a decrease of $126,000 for lower interruptible services margin, net of required margin-sharing, for the natural gas transmission and Maryland natural gas distribution operations as these operations reached their respective margin-sharing thresholds earlier in the year.

Other operating expenses for the natural gas segment increased by $572,000, or six percent, in the fourth quarter of 2008, largely due to costs incurred to support current and future growth of the business, which were partially offset by lower depreciation expense and asset removal costs resulting from settlements in the Delmarva operations’ rate proceedings.

Propane Operations
The propane segment’s operating income for the quarter decreased by $713,000, or 44 percent, as gross margin declined by $453,000, compared to the same period in the prior year. Factors contributing to the period-over-period reduction in gross margin included:

(in thousands)
Gross margin for the three months ended December 31, 2007	$6,106

Items impacting gross margin for the three months ended December 31, 2008:
Unrealized loss on valuing price swap agreement to market for January & February 2009	(939)
Decreases in margin per retail gallon	(387)
Lower volumes	(148)
Other	(4)
Wholesale marketing and sales	511
Weather	360
Miscellaneous fees	155

Gross margin for the three months ended December 31, 2008	$5,654

•
The propane distribution operation entered into a price swap agreement during the spring months of 2008 to protect the Company from the impact of price increases on the Pro-Cap plan that it offers to customers. With current market prices of propane dropping below the unit price in the swap agreement, the Company experienced an unrealized loss of $939,000 associated with marking-to-market its price swap agreement relating to gallons for the January and February Pro-Cap plan.

•
Gross margin decreased by $387,000 in the fourth quarter of 2008 because of decreases in the average gross margin per retail gallon. This decrease was partially attributed to the Company’s write-down of its propane inventory by $300,000 during the quarter in response to market prices of propane declining below the Company’s inventory price per gallon.

•
The Company’s propane distribution operations experienced lower non-weather-related volumes sold during the fourth quarter of 2008, which resulted in a decrease of $148,000 in gross margin. Factors contributing to the decrease in gallons sold were customer conservation and the timing of propane deliveries.

•
Price volatility in the propane wholesale market created increased market opportunities for the Company’s wholesale marketing operation, which led to a $511,000 gross margin increase over the fourth quarter of 2008.

•
Colder weather increased volumes sold during the fourth quarter of 2008, which contributed an additional $360,000 in gross margin for the Delmarva propane distribution operation. Temperatures on the Delmarva Peninsula were six percent colder during the fourth quarter of 2008 compared to the same period in the prior year.

•	Increased miscellaneous fees for the Delmarva propane distribution’s marketing programs contributed $155,000 of additional gross margin in the fourth quarter of 2008.
Operating expenses for the propane segment increased by $261,000, or six percent, for the fourth quarter of 2008 compared to the fourth quarter of 2007. The higher costs were primarily the result of higher payroll and benefit costs, allowance for uncollectible accounts and depreciation expense.

Advanced Information Services
Operating income for the advanced information services segment decreased by $127,000, or 34 percent, in the fourth quarter of 2008 compared to 2007. The period-over-period decrease was attributable to decreased consulting revenues as the operation experienced a 17-percent reduction in the number of billable hours.
Interest Expense
Interest expense for the fourth quarter of 2008 decreased by $12,000, or one percent, compared to the same period in 2007. The lower interest expense was primarily due to weighted average interest rates on short-term borrowings that were nearly 3.0 percentage points lower in the fourth quarter of 2008, partially offset by higher interest expense from an increase of approximately $22.2 million in average outstanding long-term debt. This increase is associated with the 5.93 percent Unsecured Senior Note placement consummated on October 31, 2008.

Condensed Consolidated Statements of Income
For the Periods Ended December 31, 2008 and 2007
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Fourth Quarter		Fiscal Year
	2008	2007	2008	2007

Operating Revenues	$72,415	$70,839	$291,443	$258,286

Operating Expenses
Cost of sales, excluding costs below	47,473	46,857	200,644	170,848
Operations	11,623	10,904	43,475	42,273
Unconsummated acquisition costs	(87)	—	1,153	—
Maintenance	571	546	2,215	2,204
Depreciation and amortization	2,309	2,232	9,005	9,060
Other taxes	1,588	1,484	6,472	5,787

Total operating expenses	63,477	62,023	262,964	230,172

Operating Income	8,938	8,816	28,479	28,114
Other income, net of other expenses	114	14	103	291
Interest charges	1,688	1,700	6,158	6,590

Income Before Income Taxes	7,364	7,130	22,424	21,815
Income taxes	2,952	3,051	8,817	8,597

Income from Continuing Operations	4,412	4,079	13,607	13,218
Gain (loss) from discontinued operations, net of income tax benefit	—	2	—	(20)

Net Income	$4,412	$4,081	$13,607	$13,198

Weighted Average Shares Outstanding:
Basic	6,824	6,773	6,812	6,743
Diluted	6,926	6,881	6,927	6,855

Earnings Per Share — Basic
From continuing operations	$0.65	$0.60	$2.00	$1.96
From discontinued operations	—	—	—	—

Net Income	$0.65	$0.60	$2.00	$1.96

Earnings Per Share — Diluted
From continuing operations	$0.64	$0.60	$1.98	$1.94
From discontinued operations	—	—	—	—

Net Income	$0.64	$0.60	$1.98	$1.94

Supplemental Income Statement Data
For the Periods Ended December 31, 2008 and 2007
Dollars in Thousands
(Unaudited)

	Fourth Quarter		Fiscal Year
	2008	2007	2008	2007

Gross Margin (1)
Natural Gas	$17,821	$16,304	$64,856	$59,652
Propane	5,654	6,106	19,811	21,800
Advanced Information Services	1,614	1,821	6,687	6,839
Other	(147)	(249)	(554)	(853)

Total Gross Margin	$24,942	$23,982	$90,800	$87,438

Operating Income
Natural Gas	$7,703	$6,758	$25,846	$22,485
Propane	902	1,615	1,586	4,498
Advanced Information Services	243	370	695	836
Other	90	73	352	295

Total Operating Income	$8,938	$8,816	$28,479	$28,114

Heating Degree-Days — Delmarva Peninsula
Actual	1,659	1,513	4,431	4,504
10-year average (normal)	1,546	1,557	4,401	4,376

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

	December 31,	December 31,
Assets	2008	2007

Property, Plant and Equipment
Natural gas	$316,125	$289,706
Propane	51,827	48,506
Advanced information services	1,439	1,158
Other plant	10,816	8,568

Total property, plant and equipment	380,207	347,938
Less: Accumulated depreciation and amortization	(101,018)	(92,414)
Plus: Construction work in progress	1,482	4,899

Net property, plant and equipment	280,671	260,423

Investments	1,601	1,909

Current Assets
Cash and cash equivalents	1,611	2,593
Accounts receivable (less allowance for uncollectible accounts of $1,159 and $952, respectively)	52,905	72,218
Accrued revenue	5,168	5,265
Propane inventory, at average cost	5,711	7,629
Other inventory, at average cost	1,479	1,281
Regulatory assets	826	1,575
Storage gas prepayments	9,492	6,042
Income taxes receivable	7,443	1,237
Deferred income taxes	1,578	2,155
Prepaid expenses	4,679	3,497
Mark-to-market energy assets	4,482	7,812
Other current assets	146	148

Total current assets	95,520	111,452

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	164	178
Long-term receivables	533	741
Other regulatory assets	2,806	2,539
Other deferred charges	3,825	3,641

Total deferred charges and other assets	8,002	7,773

Total Assets	$385,794	$381,557

	December 31,	December 31,
Capitalization and Liabilities	2008	2007

Capitalization
Stockholders’ equity
Common Stock, par value $0.4867 per share (authorized 12,000 shares)	$3,323	$3,298
Additional paid-in capital	66,681	65,592
Retained earnings	56,817	51,539
Accumulated other comprehensive income	(3,748)	(852)
Deferred compensation obligation	1,549	1,404
Treasury stock	(1,549)	(1,404)

Total stockholders’ equity	123,073	119,577

Long-term debt, net of current maturities	86,422	63,255

Total capitalization	209,495	182,832

Current Liabilities
Current portion of long-term debt	6,656	7,656
Short-term borrowing	33,000	45,664
Accounts payable	40,202	54,893
Customer deposits and refunds	9,534	10,037
Accrued interest	1,024	866
Dividends payable	2,082	1,999
Accrued compensation	3,305	3,400
Regulatory liabilities	3,227	6,301
Mark-to-market energy liabilities	3,052	7,739
Other accrued liabilities	2,969	2,501

Total current liabilities	105,051	141,056

Deferred Credits and Other Liabilities
Deferred income taxes	37,720	28,796
Deferred investment tax credits	235	278
Other regulatory liabilities	875	1,136
Environmental liabilities	511	835
Accrued pension costs	7,335	2,513
Accrued asset removal cost	20,641	20,250
Other liabilities	3,931	3,861

Total deferred credits and other liabilities	71,248	57,669

Total Capitalization and Liabilities	$385,794	$381,557

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available on the World Wide Web at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799